THIS AGREEMENT is dated 12 January 2009 and effective as of the Commencement Date, as defined below, and is made

BETWEEN:

(1)	China Architectural Engineering Inc., (the “Company”), of 63/F, Bank of China Tower, 1 Garden Road, Hong Kong; and

(2)	Albert Jan Grisel, (the “Executive”), of 102 Repulse Bay Road, House A, Hong Kong.

THE PARTIES AGREE AS FOLLOWS:

1.	Interpretation

1.1	In this Agreement, where the context admits:

The “Board" means the board of directors of the Company or the directors present at a duly convened meeting of the Company’s directors at which a quorum is present and acting throughout.

“Confidential Information” means any trade secrets or confidential information (which may include commercially sensitive information) important to and relating to the business of the Company and/or any other Group Company or relating to any clients, employees, consultants or officers of the Company and/or any other Group Company. Confidential information includes but is not limited to confidential customer lists or requirements, pricing structures, marketing and sales information, business plans or dealings, non-public financial information and plans, designs, formulae, product plans, research activities, and Intellectual Property; any documents marked as confidential (or a similar expression);  any information which the Executive has been told is of a confidential nature or which might reasonably be expected by the Company and/or any other Group Company to be regarded as confidential; and/or any information which has been given to the Company and/or any other Group Company in confidence.

"Commencement Date" means 16 October 2008 or such other mutually agreed date.

"Group Company" means the Company, any subsidiary of the Company or any company in which the Company holds or controls more than 20% in the nominal value of the shares in issue carrying voting rights. “Subsidiary” shall have the meaning given to it in the Companies Ordinance.

"Intellectual Property" means all intellectual and industrial property and all rights therein including, without limiting the generality of the foregoing, all inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trademarks, trade names, websites, internet domain names, logos, art work, slogans, know-how, technical information, trade secrets, processes, designs (whether or not registrable and whether or not design rights subsist in them), utility models, works in which copyright may subsist (including computer software and preparatory and design materials therefor), and all works protected by rights or forms of protection of a similar nature or having equivalent effect anywhere in the world.

“Prospective Client” means any person (other than a Restricted Client) who, at any time during the Executive’s employment, or, where the covenant applies after termination of employment, at any time during the six month period immediately prior to the date of his termination of employment, was a person:

(1)	from whom the Company and/or any other Group Company solicited or has solicited business during the relevant period;

(2)	to whom the Company and/or any other Group Company has made a presentation during the relevant period; or

(3)	for whom the Company and/or any other Group Company has taken steps in preparing to solicit business during the relevant period,

and with whom during such relevant period the Executive shall have had business dealings.

"Restricted Business" means any of the businesses of the Company and/or any other Group Company in which the Executive was involved with during his employment (or where the restriction is being enforced after cessation of his employment, in the six months prior to such cessation).

"Restricted Client" means any person who, at any time during the Executive’s employment or, where the covenant applies after termination of employment, at any time during the six month period immediately prior to the date of his termination of employment, was a client or customer of the Company and/or any other Group Company and with whom during such period the Executive shall have had business dealings.

1.2	In this Agreement, where the context admits:

(A)
references to any statute or statutory provisions include a reference to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision;

(B)
references to a “person” include any individual, company, body corporate, corporation sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organisation or trust (in each case, whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists) and a reference to any of them shall include a reference to the others;

(C)	any reference to “writing” shall include typewriting, printing, lithography, photography, telex, facsimile, electronic mail and other modes of representing or reproducing words in a legible form;

(D)	words denoting the singular shall include the plural and vice versa; and

(E)	the masculine gender shall be deemed to include the feminine gender.

1.3	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.	Appointment, position and commencement of employment

2.1
The Company appoints the Executive and the Executive agrees to serve the Company and any other Group Company, as required by the Company, in the capacity of Chief Financial Officer.  The Executive’s appointment is conditional on obtaining any necessary employment visa.

2.2	The Executive will provide regular reports to the Board from time to time.

2.3	The Executive’s employment shall take effect from the Commencement Date subject to the termination provisions in this Agreement.

2.4
The Executive warrants that, in entering into this Agreement and performing his obligations under it, he will not be in breach of any terms or obligations under any further or other covenant or agreement with any third party.

2.5
The Executive agrees that he will not make use of any confidential information belonging to any third party which he is not permitted to disclose and he indemnifies the Company against any losses it may incur as a result of the breach of this clause.

3.	Directorships

3.1
The Executive may be reasonably required by the Board to accept appointment as director or other officer of the Company and/or any other Group Company in connection with his appointment under this Agreement from time to time.  In such event, the Executive shall reasonably accept such appointment.  He shall also resign without claim for compensation from such directorship or office at any time on request by the Company and such resignation shall not affect the continuance in any way of this Agreement.  The Executive shall immediately account to the Company for any director's fees or other emoluments, remuneration or payments either receivable or received by him by virtue of his holding such directorship or office (or waive any right to the same if so required by the Company).

3.2
Save with the prior agreement in writing of the Board, the Executive shall not, during the continuance of this Agreement, resign from any directorship or office of the Company and/or any other Group Company in which he holds a directorship at the Company’s request, or do anything that would cause him to be disqualified from continuing to act as a director.

3.3
In the event of the termination of the employment of the Executive for whatever reason and whether by notice or in any other manner whatsoever, the Executive shall, upon the request of the Board resign without claim for compensation from any directorships or offices of the Company and/or any other Group Company in which he holds a directorship or office at the Board’s request.

3.4
Should the Executive fail to resign from any directorship or any other office when so requested by the Board, either during his employment or upon termination, the Company is irrevocably authorised to appoint a person in his name and on his behalf to execute any documents and to do all things required to give effect to the resignation.

3.5
The Company will seek to purchase suitable Director’s & Officer's liability insurance cover for the Executive, subject to any applicable legal requirements and compliance with any criteria or conditions imposed by the relevant insurer.

4.	Duties

4.1
The Executive shall exercise such powers, perform such duties and comply with such directions in relation to the business of the Company and/or any other Group Company as the Board may, from time to time, confer upon or assign or give to him. The Executive will in particular be responsible for, but not limited to: debt and equity financing, investor relations and the Company’s finance department in general.

4.2
The Executive shall during working hours devote his time and attention and abilities to the business of the Company and/or any other Group Company with which the Executive is required by the Board to be concerned with and shall perform all duties commensurate with his position at such times as may be required by the Company and/or any other Group Company. He shall use his best endeavours to promote and protect the general interests and welfare of the Company and such other Group Company.

4.3
The Executive shall at all times promptly give to the Board (in writing if so requested) all such information, explanations and assistance as it may require in connection with the business of the Company and/or any other Group Company with which the Executive is required by the Board to be concerned with.

5.	Place of work

5.1	The Executive's principal place of work be at the Company’s Hong Kong office, currently at 63/F, Bank of China Tower, 1 Garden Road, Hong Kong.

5.2	The Executive may be required to travel outside Hong Kong on the business of the Company and/or any other Group Company from time to time.

6.	Hours of work

6.1	The Executive shall work normal business hours during Monday to Friday.

6.2
The Executive may also be required to work such additional hours as may be necessary in the performance of his duties and powers under this Agreement.  No overtime will be paid with respect to any additional hours worked.

7.	Remuneration

7.1	The Executive’s salary will initially be at the annual rate of HKD 1,852,500. Such salary shall be payable around the end of each month by equal monthly instalments in Hong Kong dollars.

7.2
The Executive’s salary shall be reviewed after two years from the Commencement Date and the Company will reasonably take into account the past and expected consumer price index in Hong Kong. The Company may adjust the Executive’s remuneration upward as it considers appropriate.

7.3
Subject to clause 7.4, the Executive will be entitled to a cash bonus to an amount of US$150,000 in respect of the financial years ending 31 December 2008 and 31 December 2009 (3 months pro-rata for 2008). Such cash bonus is payable within 3 months after the relevant financial year.

7.4
Unless required by law or specifically referred to in this Agreement, all such cash bonus will cease to be payable if the Executive is no longer an employee of the Company at the proposed payment date.

7.5
The Executive shall be entitled to a sign-on bonus of US$ 75,000 and certain number of  shares of the Company, to be determined by the equity compensation committee. These shares will be transferred to a personal custodian account of the Executive’s choice (“Custodian Account”).  The Company shall be responsible for all incidental fees and charges to effect such transfers, which will be effected within 2 weeks after determination by the equity compensation committee in 2008.

7.6
Subject to clause 7.8, the Executive is entitled to 50,000 shares of the Company, to be transferred to the Custodian Account, by the Company at the end of the 12th, 24th and 36th month of continued service.

7.7
Subject to clause 7.8, the Executive is entitled to 50,000 share options of the Company at the end of 12th, 24th and 36th month of continued service, with strike price equal to the fair  market value of the Company’s common stock on the date of the respective grant. The options are exercisable up till and including the 6th anniversary of such options series.  Unless the market price of the options is less than the strike price, any options not exercised before the 6th anniversary will automatically be exercised at the 6th anniversary of such option series, conditional upon the strike price being paid by the Executive.  Such options cannot be exercised within the first six months of their respective date of grant.

7.8
The share grant and options provided in clauses 7.5, 7.6 and 7.7 will be subject to the Executive remaining an employee (save for the situation provided for in clause 17.6) at the date of grant. Such share grant and options will also be subject to anti-dilution protection.  Any share dilution taking effect after the date of the term sheet agreed on 28 September 2008 will be measured against the number of outstanding shares on the date of the grant. The number of share and options in any subsequent grants will then be adjusted proportionately to reflect any dilution effect.

7.9
At the discretion of the Company, part of the Executive’s annual remuneration up to a maximum of 60% may be expressed as a reimbursement of housing expenses and, based on current Inland Revenue practices, this portion is not expected to be subject to Hong Kong salaries tax.  The Executive will however instead be taxed on a ‘rental value’, currently calculated by the Inland Revenue Department as 10% of other taxable income. To participate in this arrangement, the Executive is required to provide the Company with a copy of the stamped lease agreement in his name and the relevant receipts for rent.

7.10
The Executive agrees that he will account to any appropriate authority for all taxes payable by him under any applicable law or regulation in respect of all sums received by him under this Agreement and shall indemnify the Company for any losses, costs or expenses incurred by the Company and resulting from his failure to do so.

7.11
The Executive’s remuneration, or any part of it, may be paid by the Company or any other entity it nominates.  For the avoidance of doubt, payment of any part of the Executive’s remuneration by such an entity will extinguish the Company’s obligation to pay such amount to the Executive directly.

8.	Expenses

8.1
The Company shall pay or refund or procure to be paid or refunded to the Executive all reasonable travelling, entertainment and other similar out of pocket expenses necessarily and wholly incurred by the Executive in the proper performance of his duties. The Executive is required to produce evidence of such expenses as the Company may reasonably require.

9.	Annual leave and holidays

9.1	The Executive will be entitled to 30 working days annual leave per year exclusive of statutory and public holidays.

9.2
The leave year currently runs from 1 January to 31 December. Subject to legal requirements, the Executive may carry over his annual leave days to the next leave year unless otherwise disapproved by the Company. Annual leave which is accrued but unused will be paid out upon termination, subject to applicable legal requirements.

9.3
Annual leave pay for statutory leave will be calculated in accordance with the Employment Ordinance, and leave pay for additional annual leave shall be calculated as the Company shall determine from time to time.  Payments in lieu of annual leave upon termination, if any, will also be calculated based on such formulae. The Executive shall be deemed to have taken statutory annual leave before additional leave.

9.4
The Executive will be entitled to Saturday and Sunday as weekly days off but only Sunday will be treated as a statutory rest day under the Employment Ordinance.  Saturday will be a contractual day off which is inclusive of any statutory or public holiday which falls on a Saturday.

10.	Sickness

10.1
The Executive is entitled to paid sick leave. The Company shall provide full pay for each day of sickness.  Without prejudice to the Executive’s appointment under this Agreement, the Company shall be entitled during any period of the Executive’s absence due to illness, injury or other incapacity to temporarily appoint another employee to perform the duties and exercise the powers of the Executive in his place on such terms and conditions as the Company shall see fit.

11.	Retirement scheme

11.1
The Company will enrol the Executive in a Mandatory Provident Fund Scheme as required by law. The Company will make the minimum required contributions under law, which are currently 5% of relevant income or HK$1,000 per month, whichever the lower. The Executive’s statutory contributions, which are currently 5% of relevant income or HK$1,000 per month, whichever the lower, will be deducted from salary each month.

12.	Benefits

12.1
The Executive is entitled to medical cover and disability benefits under the Company's relevant insurance schemes subject to their terms and conditions from time to time and subject to meeting relevant eligibility criteria.  The Executive can elect not to receive such benefits and receive a paid cash equivalent equal to the amount that the Company otherwise would have incurred.

12.2
The Company shall make available to the Executive a car, a car parking space (at or near the Executive’s principal place of work) and a driver for his business use. The type of car will be of such type as the Company may in its absolute discretion decide is suitable. The Company shall pay the running expenses in connection with the use of the car in accordance with its car policy in place from time to time.

12.3
The Executive is entitled to membership of the American Club or alternatively at the option of the Executive, Aberdeen Marina Club.  The Company will procure a corporate debenture to be acquired to accommodate the Executive’s membership no later than 15 December 2008.  The Executive is responsible for any ongoing costs save for the monthly subscription cost, in relation to the use of the membership.  This benefit is subject to any eligibility criteria imposed by the relevant club and to the Executive’s full compliance with any rules and regulations of the club.

12.4	The Executive is entitled to a transportation allowance of HK$15,000 payable monthly.

12.5
The Executive and his family (up to a maximum of 4 dependents) are entitled to one business class ticket each from Hong Kong to Amsterdam per calendar year.  If such benefit is not utilised, the Executive may elect to receive a cash equivalent of this benefit as calculated by the Company by reference to the lowest prevailing rates of business class air tickets being charged by its travel agent.

12.6	The Executive is entitled to travel in business class (where available) when travelling on the Company’s business.

12.7	Provision of the benefits above are subject to the Executive’s compliance with any criteria or rules as set by the relevant service provider from time to time.

13.	Conflict of interest

13.1
During the continuance of this Agreement, the Executive shall not without the prior written consent of the Company, either as principal, agent, employee, consultant, advisor or other, carry on or be engaged, concerned or interested directly or indirectly (whether alone or on his own behalf or on behalf of or in association or conjunction with any other person and whether as an employee or in any other capacity) in any trade, business or occupation whatsoever other than that of the Company and/or any other Group Company otherwise than as a holder for personal investment purposes only of any shares or other capital of any listed company and which does not compete with the Company and/or any other Group Company.

13.2
The Executive will disclose promptly to the Company in writing all his interests in any business other than that of the Company and any other Group Company and will notify the Company immediately of any change in his external interests.

13.3
During the term of his employment, the Executive will not introduce to any other person, firm, company or organisation, business of any kind with which the Company and/or any other Group Company is able to deal and he will not have any outside financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company and/or any other Group Company without first disclosing such interest or benefit to the Company and obtaining its written approval.

14.	Confidentiality

14.1
As Confidential Information will from time to time become known to the Executive, the Company considers and the Executive acknowledges, that the following restraints are necessary for the reasonable protection by the Company of its business and/or the business of any other Group Company, the clients thereof or their respective affairs.

14.2
The Executive shall not at any time, either during the continuance or after the cessation of his employment with the Company use, disclose or communicate to any person whatsoever any Confidential Information of which he has or may have become possessed during his employment with the Company or supply the contact details of any client, customer, supplier, agent, employee, consultant, or officers of the Company or any other Group Company to any person except in the proper course of his employment or as authorised in writing by the Company or as ordered by a court of competent jurisdiction.

14.3
The Executive shall not at any time, either during the continuance or after the cessation of his employment with the Company make, otherwise than for the benefit of the Company and/or any other Group Company, any notes or memoranda relating to any matter within the scope of his duties or concerning any of the dealings or affairs of the Company and/or any other Group Company.

14.4
The Executive shall not at any time, during the continuance or within 12 months after cessation of his employment with the Company make any statement (whether written or oral) to any representative of television, radio, film, press or other similar media and shall not write any article for the press or otherwise for publication on any matter connected with or relating to the business of the Company and/or any other Group Company without first obtaining the written approval of the Company, except as required in the normal course of his employment by the Company.

15.	Intellectual property

15.1
If at any time in the course of, or in connection with, his employment under this Agreement the Executive makes or discovers or participates in the making or discovery of any Intellectual Property directly or indirectly relating to or capable of being used in the business carried on by the Company and/or any other Group Company, full details of the Intellectual Property shall immediately be disclosed in writing by him to the Company and the Intellectual Property shall be the absolute property of the Company and/or the relevant Group Company.

15.2
At the request and expense of the Company, the Executive shall give and supply all such information, data, drawings and assistance as may be necessary or in the opinion of the Company desirable to enable the Company to exploit the Intellectual Property to the best advantage (as decided by the Company), and shall execute all documents and do all things which may be necessary or in the opinion of the Company desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.  The obligations set out in this clause shall survive the termination of the Executive’s employment for whatever reason (whether lawful or not).

15.3
The Executive agrees and undertakes that all Intellectual Property made or discovered by him shall not infringe any rights of any third party (including but not limited to contractual or intellectual property rights) or put the Company and/or any other Group Company into disrepute, and shall be original.

16.	Restrictions

16.1	The Executive covenants with the Company (for itself and on behalf of each other Group Company) as follows.

(A)	Non-competition

The Executive shall not during his employment or at any time during the 6 month period after the date of the termination of his employment, except in the event of a wrongful termination by the Company, be engaged, concerned or interested, either directly or indirectly in any capacity (including but not limited to as principal, agent, advisor, employee, consultant, or officer) in any trade or business or occupation whatsoever in Hong Kong which would or might reasonably be considered to compete with the Restricted Business.

(B)	Non-dealing with clients

The Executive shall not during his employment or at any time during the 6 month period after the date of termination of his employment, except in the event of a wrongful termination by the Company, either on his own account or in conjunction with or on behalf of any other person, have business dealings directly or indirectly with any person who is a Restricted Client or Prospective Client provided always that nothing contained in this clause shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business.

(C)	Non-solicitation of clients

The Executive shall not during his employment or at any time during the 6 month period after the date of termination of his employment, except in the event of a wrongful termination by the Company, either on his own account or in conjunction with or on behalf of any other person solicit or interfere with or attempt to solicit or interfere with the Company’s and/or any other Group Company’s relationship with any Restricted Client or Prospective Client, provided always that nothing contained in this clause shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business.

(D)	Non-solicitation of employees

The Executive shall not during his employment or at any time during the 6 month period after the date of termination of his employment, except in the event of a wrongful termination by the Company, either on his own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away (or assist any other person whether by means of the supply of names or expressing views on suitability or otherwise howsoever to solicit or entice away) from the Company and/or any other Group Company, any individual who is a management and/or senior employee or director or officer of the Company and/or any other Group Company, and with whom the Executive has had business dealings during his employment (or where this provision is being enforced after the Executive’s employment ceases, any time during the 6 months prior to its cessation), whether or not any such person would commit a breach of contract by reason of his leaving service.

16.2
Where clauses 16.1(A), 16.1(B), 16.1(C) and 16.1(D) would apply after the cessation of the Executive’s employment, the periods of restriction specified in those clauses shall each be reduced by the duration of any period immediately prior to the date of termination during which the Company suspends the Executive from performance of his duties.

16.3
Each of the restrictions in this clause shall be construed as a separate and independent restriction and if one or more of the restrictions is found to be void or unenforceable, such void or unenforceable part shall be deemed deleted and the validity of the remaining restrictions shall not be affected.

17.	Termination

17.1	The Executive’s employment may be terminated by either party giving at any time three months’ written notice or payment in lieu.

17.2
The Executive's employment may be terminated summarily by the Company without notice or payment in lieu of notice in accordance with section 9 of the Employment Ordinance if, e.g., the Executive misconducts himself such conduct being inconsistent with the due and faithful discharge of his duties.

17.3	The Executive's employment may be terminated by the Company giving at any time seven days’ notice or payment in lieu if the Executive:

(A)	has a bankruptcy order made against him or if he makes any arrangement or composition with his creditors with or for the benefit of his creditors generally;

(B)
is convicted of any criminal offence other than an offence which, in the reasonable opinion of the Company, does not affect his position as an employee of the Company (bearing in mind the nature of the duties in which he is engaged and the capacity in which he is employed);

(C)
by his actions or omissions, brings the name or reputation of the Company and/or any other Group Company into serious disrepute or prejudices the interests of the business of the Company and/or any other Group Company;

(D)	is convicted of an offence under any present or future statutory enactment or regulation relating to insider dealing;

(E)	has any regulatory or other licence of approval, or employment visa refused, suspended, revoked or not renewed which cannot be remedied within a reasonable period of time; or

(F)	is or becomes prohibited by law from being a director.

Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

17.4
In the event of the termination of the employment of the Executive for whatever reason and whether by notice or in any other manner whatsoever, the Executive agrees that he will not at any time after such termination represent himself as still having any connection with the Company and/or any other Group Company save as a former employee.

17.5
Before and after the termination of the Executive’s employment for whatever reason and whether by notice or in any other manner whatsoever, the Executive agrees to provide the Company and/or any other Group Company with reasonable assistance regarding matters of which he has knowledge and/or experience and the Executive agrees to assist in any proceedings or possible proceedings in which the Company and/or any other Group Company is or may become a party.

17.6
In the event the Executive’s employment is brought to an end by the Company within 36 months of the Commencement date for whatever reason (other than pursuant to clauses 17.2 and 17.3) and whether by notice or in any other manner whatsoever, the Executive shall be entitled to six months salary (including pro rata share and option grants and cash bonus referred to in clauses 7.6, 7.7 and 7.3 respectively for the relevant year)  in addition to any payment in lieu of notice.

18.	Suspension and garden leave

18.1
The Executive agrees that the Company shall be entitled, from time to time including in the event that notice of termination to terminate the Executive’s employment has been given by either party, to require the Executive to observe all or some of the following during such period as specified by the Company in its discretion:

(A)	cease to render all or some of the Executive’s duties;

(B)	remain away from any premises of the Company and/or any other Group Company or any premises named by the Company;

(C)	resign with immediate effect from any offices he holds with the Company and/or any other Group Company; and/or

(D)	not become employed by or provide services directly or indirectly to any person, firm, company or organisation.

18.2
For the avoidance of doubt, during any such period the Company will not have any obligation to provide the Executive with work but salary and contractual benefits will continue to be payable and he will remain bound by all of the express and implied obligations arising out of his employment with the Company, including the obligations of good faith and fidelity. The Executive agrees that he will comply with any requests made by the Company pursuant to this clause from time to time and perform such duties at such place and time as the Company may reasonably request.

19.	Return of property on termination

19.1
In the event of the termination of the employment of the Executive for whatever reason, the Executive immediately shall deliver up to the Company or its authorised representative any property of the Company and/or any other Group Company which may be in his possession, custody or control, including without limitation minutes, memoranda, correspondence, notes, records, reports, sketches, plans, credit cards, security cards/passes, Company-provided mobile phone, discs, keys, software, address books, databases, proposals, electronic mail, files or other documents, whether or not the property was originally supplied to him by the Company or any other Group Company.  The Executive’s obligations under this clause include the return of all copies (whether in hard copy or electronic form), drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software.

19.2	If so requested, the Executive shall provide to the Company a signed statement confirming that he has complied fully with this clause.

20.	Governing law and jurisdiction

20.1	This Agreement and the Executive’s employment shall be governed by, and construed in accordance with, the laws of Hong Kong.

20.2
The Company and the Executive agree to submit to the non-exclusive jurisdiction of the Hong Kong courts and labour tribunal in respect of any dispute arising under this Agreement and the Executive’s employment with the Company.

21.	General

21.1	Employee handbook

The Executive is required to comply with the provisions of any employee handbook implemented by the Company and as amended at the Company’s discretion from time to time.  Unless otherwise specifically stated, none of the provisions of the handbook shall form part of the terms of the Executive’s terms of employment.

21.2	Equal opportunities

The Company is an equal opportunities employer and the Executive is required to refrain from any discrimination, harassment or vilification which is prohibited by local laws.  The Executive is required to comply with any equal opportunities policy implemented by the Company from time to time.

21.3	Data privacy

The Executive consents to the Company and/or any other Group Company holding and processing the data it collects in relation to him in the course of his employment, for the purposes of the Company's administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations and to the transfer, storage and processing of such data in and outside Hong Kong.  The Executive may request access to and correction of his personal data by contacting the Human Resources Department.

21.4	Inconsistency

In the event of any conflict between the terms of this Agreement and any other document recording or purporting to record the terms of the Executive's employment by the Company, the terms of this Agreement shall prevail.

21.5	Prior agreements

This Agreement and any documents referred to constitute the entire agreement between the Company and the Executive. This Agreement shall be in substitution for any subsisting agreement, service agreement or contract of employment (oral or otherwise) made between the Company and the Executive or between any other Group Company and the Executive which shall be deemed to have been terminated by mutual consent with effect from the Commencement Date. The Executive warrants and agrees that he is not entering into this Agreement in reliance on any representation not expressly set out in this Agreement.

21.6	Severability

If any provision of this Agreement or a clause hereof is determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions within that clause and the remainder of this Agreement shall be severable and enforceable in accordance with their terms, so long as this Agreement, without such terms or provisions, does not fail its essential purpose.  The parties shall negotiate in good faith to replace any such illegal or unenforceable provisions with suitable substitute provisions which will maintain as far as possible the purposes and the effect of this Agreement.

21.7	Notices

Any notice to be given under this Agreement shall be given in writing and may be sent, addressed in the case of the Company to its registered office for the time being and in the case of the Executive to him at his last known place of residence or given personally, and any notice given by post shall be deemed to have been served at the expiration of 48 hours after the same was posted.

SIGNED by	)	/s/ Luo Ken Yi
for and on behalf of the Company	)
and each other Group Company	)

SIGNED by the Executive	)	/s/ Albert Jan Grisel